CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 25, 2022, relating to the financial statements of Cliffwater Corporate Lending Fund for the year ended December 31, 2021, and to the references to our firm under the headings “Financial Highlights,” “Senior Securities” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

March 28, 2022